Marie. S. Dreher								EXHIBIT 99


Table I -- Non-Derivative Securities

The Reporting Person also indirectly holds 5,862 shares in the Company's 401(k) plan, and 3,131 shares in the Company's
Supplemental Savings & Investment Plan (SSIP).

The Reporting Person also directly holds 17,251 shares of Restricted Stock vested and distributed under the Issuer's Long
Term Incentive Plan and 891 shares of unvested Restricted Stock, which may vest over the next three years.



Table II -- Derivative Securities (previously reported)

The Reporting Person was granted an option on May 18, 2001 under the Issuer's Omnibus Incentive Compensation Plan to purchase
18,000 shares of the Issuer's Common Stock at $16.87 per share.

The Reporting Person was granted an option on January 24, 2002 under the Issuer's Omnibus Incentive Compensation Plan to purchase 30,000 shares of the Issuer's Common Stock at $12.24 per share.

The Reporting Person was granted an option on March 31, 2003 under the Issuer's Omnibus Incentive Compensation Plan to purchase 20,000 shares of the Issuer's Common Stock at $11.68 per share.